September 28, 2015

Division of Investment Management

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:	Columbia ETF Trust

Columbia International Equity ETF

Columbia Emerging Markets Bond ETF

Request for Withdrawal

File No. 333-148082 / 811-22154

Ladies and Gentlemen:

Pursuant to Rule 477 under the Securities Act of 1933, as amended, Columbia ETF Trust (the Registrant) hereby respectfully requests that the Securities and Exchange Commission consent to the withdrawal of Amendments (please see Appendix A for the complete list) to the Registrant’s Registration Statement filed on Form N-1A filed solely for the purpose of adding the following new series, Columbia International Equity ETF and Columbia Emerging Markets Bond ETF, to the Registrant.

We have since determined not to move forward with the offering of these two series, and represent that no securities were sold in connection with the proposed offering outlined in the Amendments. Please note that Columbia International Equity ETF, previously known as Grail American Beacon International Equity ETF, was declared effective on May 1, 2009, but its shares were never offered to the public.

If you have any questions, please contact either me at (212) 850-1703 or Anna Butskaya at (612) 671-4993.

Sincerely,

/s/ Joseph D’Alessandro
Joseph D’Alessandro
Assistant Secretary
Columbia ETF Trust

Appendix A

Amendments for

Columbia International Equity ETF (series ID: S000025231)* and

Columbia Emerging Markets Bond ETF (series ID: S000029980)**,

Series of Columbia ETF Trust

ETF	Filing Type	Amendment Number under the Securities Act of 1933	Amendment Number under the Investment Company Act of 1940	Filing Date	Accession Number
Columbia International Equity ETF	485APOS	Post-Effective Amendment NO. 46	Amendment NO. 49	2012-08-16	0001193125-12-358824
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 47	Amendment NO. 50	2012-10-15	0001193125-12-422809
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 49	Amendment NO. 52	2012-11-14	0001193125-12-470397
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 50	Amendment NO. 53	2012-12-14	0001193125-12-502740
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 52	Amendment NO. 55	2013-01-11	0001193125-13-010238
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 55	Amendment NO. 58	2013-02-08	0001193125-13-045788
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 59	Amendment NO. 62	2013-03-08	0001193125-13-098046
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 63	Amendment NO. 66	2013-04-05	0001193125-13-143546
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 65	Amendment NO. 68	2013-05-03	0001193125-13-198086
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 67	Amendment NO. 70	2013-05-31	0001193125-13-242779
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 69	Amendment NO. 72	2013-06-28	0001193125-13-276436
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 71	Amendment NO. 74	2013-07-26	0001193125-13-303856
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 73	Amendment NO. 76	2013-08-23	0001193125-13-344724
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 75	Amendment NO. 78	2013-09-20	0001193125-13-372968
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 77	Amendment NO. 80	2013-10-18	0001193125-13-403400
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 79	Amendment NO. 82	2013-11-15	0001193125-13-443445
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 81	Amendment NO. 84	2013-12-13	0001193125-13-472790
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 83	Amendment NO. 86	2014-01-10	0001193125-14-007672
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 85	Amendment NO. 88	2014-02-07	0001193125-14-040432
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 88	Amendment NO. 91	2014-03-07	0001193125-14-088237
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 91	Amendment NO. 94	2014-04-04	0001193125-14-131229
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 93	Amendment NO. 96	2014-05-02	0001193125-14-179157
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 95	Amendment NO. 98	2014-05-30	0001193125-14-218802
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 97	Amendment NO. 100	2014-06-27	0001193125-14-252551
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 99	Amendment NO. 102	2014-07-25	0001193125-14-279851
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 101	Amendment NO. 104	2014-08-22	0001193125-14-318236
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 103	Amendment NO. 106	2014-09-19	0001193125-14-346477
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 105	Amendment NO. 108	2014-10-17	0001193125-14-374549
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 107	Amendment NO. 110	2014-11-14	0001193125-14-412514
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 109	Amendment NO. 112	2014-12-12	0001193125-14-440856
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 112	Amendment NO. 115	2015-01-09	0001193125-15-005982
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 114	Amendment NO. 117	2015-02-06	0001193125-15-036570
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 117	Amendment NO. 120	2015-03-06	0001193125-15-080402
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 120	Amendment NO. 123	2015-04-02	0001193125-15-117277
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 122	Amendment NO. 125	2015-04-30	0001193125-15-161128
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 124	Amendment NO. 127	2015-05-29	0001193125-15-206151
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 126	Amendment NO. 129	2015-06-26	0001193125-15-236658
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 128	Amendment NO. 131	2015-07-24	0001193125-15-262404
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 130	Amendment NO. 133	2015-08-21	0001193125-15-298377
Columbia International Equity ETF	485BXT	Post-Effective Amendment NO. 132	Amendment NO. 135	2015-09-18	0001193125-15-323166

Grail DoubleLine Emerging Markets Fixed Income ETF	485APOS	Post-Effective Amendment NO. 10	Amendment NO. 13	2010-06-23	0001104659-10-035186
Grail DoubleLine Emerging Markets Fixed Income ETF	485BXT	Post-Effective Amendment NO. 13	Amendment NO. 16	2010-09-07	0001104659-10-047485

ETF	Filing Type	Amendment Number under the Securities Act of 1933	Amendment Number under the Investment Company Act of 1940	Filing Date	Accession Number
Grail DoubleLine Emerging Markets Fixed Income ETF	485BXT	Post-Effective Amendment NO. 14	Amendment NO. 17	2010-10-06	0001104659-10-051403
Grail DoubleLine Emerging Markets Fixed Income ETF	485BXT	Post-Effective Amendment NO. 15	Amendment NO. 18	2010-11-05	0001104659-10-056350
Grail DoubleLine Emerging Markets Fixed Income ETF	485BXT	Post-Effective Amendment NO. 16	Amendment NO. 19	2010-12-01	0001104659-10-060690
Grail DoubleLine Emerging Markets Fixed Income ETF	485BXT	Post-Effective Amendment NO. 17	Amendment NO. 20	2010-12-30	0001104659-10-064758
Grail DoubleLine Emerging Markets Fixed Income ETF	485BXT	Post-Effective Amendment NO. 19	Amendment NO. 22	2011-01-28	0001104659-11-003648
Grail DoubleLine Emerging Markets Fixed Income ETF	485BXT	Post-Effective Amendment NO. 20	Amendment NO. 23	2011-02-25	0001104659-11-010297
Grail DoubleLine Emerging Markets Fixed Income ETF	485BXT	Post-Effective Amendment NO. 22	Amendment NO. 25	2011-03-25	0001104659-11-016716
Grail DoubleLine Emerging Markets Fixed Income ETF	485BXT	Post-Effective Amendment NO. 24	Amendment NO. 27	2011-04-22	0001104659-11-021935
Grail DoubleLine Emerging Markets Fixed Income ETF	485BXT	Post-Effective Amendment NO. 25	Amendment NO. 28	2011-05-19	0001104659-11-030195
Grail DoubleLine Emerging Markets Fixed Income ETF	485BXT	Post-Effective Amendment NO. 26	Amendment NO. 29	2011-06-17	0000950123-11-059883
Grail DoubleLine Emerging Markets Fixed Income ETF	485BXT	Post-Effective Amendment NO. 27	Amendment NO. 30	2011-07-15	0000950123-11-065916
Grail DoubleLine Emerging Markets Fixed Income ETF	485BXT	Post-Effective Amendment NO. 28	Amendment NO. 31	2011-08-12	0000950123-11-076743
Grail DoubleLine Emerging Markets Fixed Income ETF	485BXT	Post-Effective Amendment NO. 29	Amendment NO. 32	2011-09-09	0000950123-11-083699
Grail DoubleLine Emerging Markets Fixed Income ETF	485BXT	Post-Effective Amendment NO. 30	Amendment NO. 33	2011-10-07	0000950123-11-089160
Grail DoubleLine Emerging Markets Fixed Income ETF	485BXT	Post-Effective Amendment NO. 31	Amendment NO. 34	2011-11-04	0000950123-11-095263
Grail DoubleLine Emerging Markets Fixed Income ETF	485BXT	Post-Effective Amendment NO. 32	Amendment NO. 35	2011-12-02	0001193125-11-328623
Grail DoubleLine Emerging Markets Fixed Income ETF	485BXT	Post-Effective Amendment NO. 33	Amendment NO. 36	2011-12-30	0001193125-11-355781
Grail DoubleLine Emerging Markets Fixed Income ETF	485BXT	Post-Effective Amendment NO. 35	Amendment NO. 38	2012-01-27	0001193125-12-026608
Grail DoubleLine Emerging Markets Fixed Income ETF	485BXT	Post-Effective Amendment NO. 36	Amendment NO. 39	2012-02-24	0001193125-12-077491
Grail DoubleLine Emerging Markets Fixed Income ETF	485BXT	Post-Effective Amendment NO. 39	Amendment NO. 42	2012-03-23	0001193125-12-129170
Grail DoubleLine Emerging Markets Fixed Income ETF	485BXT	Post-Effective Amendment NO. 40	Amendment NO. 43	2012-04-20	0001193125-12-172716
Grail DoubleLine Emerging Markets Fixed Income ETF	485BXT	Post-Effective Amendment NO. 41	Amendment NO. 44	2012-05-18	0001193125-12-240118
Grail DoubleLine Emerging Markets Fixed Income ETF	485BXT	Post-Effective Amendment NO. 42	Amendment NO. 45	2012-06-15	0001193125-12-272226
Grail DoubleLine Emerging Markets Fixed Income ETF	485BXT	Post-Effective Amendment NO. 43	Amendment NO. 46	2012-07-13	0001193125-12-301887
Grail DoubleLine Emerging Markets Fixed Income ETF	485BXT	Post-Effective Amendment NO. 44	Amendment NO. 47	2012-08-10	0001193125-12-349706
Columbia Emerging Markets Bond ETF	485APOS	Post-Effective Amendment NO. 46	Amendment NO. 49	2012-08-16	0001193125-12-358824
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 47	Amendment NO. 50	2012-10-15	0001193125-12-422809
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 49	Amendment NO. 52	2012-11-14	0001193125-12-470397
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 50	Amendment NO. 53	2012-12-14	0001193125-12-502740
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 52	Amendment NO. 55	2013-01-11	0001193125-13-010238

ETF	Filing Type	Amendment Number under the Securities Act of 1933	Amendment Number under the Investment Company Act of 1940	Filing Date	Accession Number
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 55	Amendment NO. 58	2013-02-08	0001193125-13-045788
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 59	Amendment NO. 62	2013-03-08	0001193125-13-098046
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 63	Amendment NO. 66	2013-04-05	0001193125-13-143546
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 65	Amendment NO. 68	2013-05-03	0001193125-13-198086
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 67	Amendment NO. 70	2013-05-31	0001193125-13-242779
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 69	Amendment NO. 72	2013-06-28	0001193125-13-276436
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 71	Amendment NO. 74	2013-07-26	0001193125-13-303856
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 73	Amendment NO. 76	2013-08-23	0001193125-13-344724
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 75	Amendment NO. 78	2013-09-20	0001193125-13-372968
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 77	Amendment NO. 80	2013-10-18	0001193125-13-403400
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 79	Amendment NO. 82	2013-11-15	0001193125-13-443445
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 81	Amendment NO. 84	2013-12-13	0001193125-13-472790
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 83	Amendment NO. 86	2014-01-10	0001193125-14-007672
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 85	Amendment NO. 88	2014-02-07	0001193125-14-040432
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 88	Amendment NO. 91	2014-03-07	0001193125-14-088237
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 91	Amendment NO. 94	2014-04-04	0001193125-14-131229
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 93	Amendment NO. 96	2014-05-02	0001193125-14-179157
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 95	Amendment NO. 98	2014-05-30	0001193125-14-218802
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 97	Amendment NO. 100	2014-06-27	0001193125-14-252551
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 99	Amendment NO. 102	2014-07-25	0001193125-14-279851
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 101	Amendment NO. 104	2014-08-22	0001193125-14-318236
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 103	Amendment NO. 106	2014-09-19	0001193125-14-346477
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 105	Amendment NO. 108	2014-10-17	0001193125-14-374549
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 107	Amendment NO. 110	2014-11-14	0001193125-14-412514
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 109	Amendment NO. 112	2014-12-12	0001193125-14-440856
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 112	Amendment NO. 115	2015-01-09	0001193125-15-005982
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 114	Amendment NO. 117	2015-02-06	0001193125-15-036570
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 117	Amendment NO. 120	2015-03-06	0001193125-15-080402
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 120	Amendment NO. 123	2015-04-02	0001193125-15-117277
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 122	Amendment NO. 125	2015-04-30	0001193125-15-161128
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 124	Amendment NO. 127	2015-05-29	0001193125-15-206151
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 126	Amendment NO. 129	2015-06-26	0001193125-15-236658
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 128	Amendment NO. 131	2015-07-24	0001193125-15-262404
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 130	Amendment NO. 133	2015-08-21	0001193125-15-298377
Columbia Emerging Markets Bond ETF	485BXT	Post-Effective Amendment NO. 132	Amendment NO. 135	2015-09-18	0001193125-15-323166

*	Columbia International Equity ETF was formerly known as Grail American Beacon International Equity ETF (International Equity ETF).
**	Columbia Emerging Markets Bond ETF was formerly known as Grail DoubleLine Emerging Markets Fixed Income ETF (Emerging Markets ETF).